Exhibit 99.1

FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2020 RESULTS

Revenues of $34.5 million and operating loss of $2.0 million for the year

Hauppauge, NY – December 17, 2020 – Forward Industries, Inc. (NASDAQ:FORD), a single source solution provider for the full spectrum of hardware and software product design and engineering services as well as a designer and distributer of carry and protective solutions, today announced financial results for the year ended September 30, 2020.

Full Fiscal Year 2020 Financial Highlights

•	Revenues were $34.5 million compared to $37.4 million for 2019, a decrease of 7.8%.

•	Loss from operations was $2.0 million compared to $3.1 million in 2019.

•	Gross margin improved to 19.3% compared to 17.6% in 2019.

•	Net loss was $1.8 million compared to $3.6 million in 2019.

•	Net loss per share was $0.19 compared to $0.38 for 2019.

•	Cash and cash equivalents totaled $2.9 million at September 30, 2020.

Terry Wise, Chief Executive Officer of Forward Industries, stated, “In spite of the very challenging trading circumstances, I am pleased that the fiscal year-end financial performance has improved relative to the previous year.

Importantly, as trading conditions improve, particularly within the retail sector, we will continue to build momentum in terms of achieving profitability. Additionally, our underlying business within the design division remains robust, and with the addition of Kablooe Design, I am confident that will continue to strengthen. Thus, whilst there has continued to be the predictable decline in our historical core business, I am strongly encouraged by Forward’s progress this fiscal year.

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During this fiscal year, we will seek to build upon the considerable momentum we have been able to achieve despite the exceptional trading environment. It is for this very reason that I look forward to the future with cautious optimism.”

The tables below are derived from the Company’s consolidated financial statements included in its Form 10-K filed on December 17, 2020 with the Securities and Exchange Commission. Please refer to the Form 10-K for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal years ended September 30, 2020 and 2019. Please also refer to the Form 10-K for a discussion of risk factors applicable to the Company and its business.

Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding momentum and growth in our business.  Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include the inability to expand our customer base, pricing pressures, lack of success of our salespeople, failure to develop products at a profit, failure to commercialize products that we develop and unanticipated issues with our affiliated sourcing agent, failure to take advantage of synergies between Kablooe. No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2020 for information regarding risk factors that could affect the Company’s results. Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

About Forward Industries

Forward is a fully integrated design, development and manufacturing solution provider to top tier medical and technology customers worldwide. Through its acquisition of Intelligent Product Solutions, Inc. and Kablooe Design, Inc., the Company has expanded its ability to design and develop solutions for our existing multinational client base and expand beyond the diabetic product line into a variety of industries with a full spectrum of hardware and software product design and engineering services. In addition to our existing design and distribution of carry and protective solutions, primarily for hand-held electronic devices, we are now a one-stop shop for design development and manufacturing solutions serving a wide range of clients in the industrial, commercial, medical and consumer industries.

Contact:

Forward Industries, Inc.

Anthony Camarda, CFO

(631) 547-3041

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,
	2020	2019
Assets

Current assets:
Cash	$2,924,627	$3,092,813
Accounts receivable, net	7,602,316	6,695,120
Inventories	1,275,694	1,608,827
Prepaid expenses and other current assets	419,472	441,502

Total current assets	12,222,109	11,838,262

Property and equipment, net	215,323	243,002
Intangible assets, net	1,531,415	1,248,712
Goodwill	1,758,682	2,182,427
Investment	–	326,941
Operating lease right of use assets, net	3,512,042	–
Other assets	116,697	255,008

Total assets	$19,356,268	$16,094,352

Liabilities and shareholders' equity

Current liabilities:
Line of credit	$1,000,000	$1,300,000
Note payable to Forward China	1,600,000	1,600,000
Accounts payable	197,022	315,444
Due to Forward China	3,622,401	3,236,693
Deferred income	485,078	219,831
Current portion of notes payable	983,395	54,799
Current portion of capital leases payable	18,411	39,941
Current portion of deferred consideration	45,000	834,000
Current portion of operating lease liability	259,658	–
Accrued expenses and other current liabilities	615,401	694,972
Total current liabilities	8,826,366	8,295,680

Other liabilities:
Notes payable, less current portion	529,973	–
Operating lease liability, less current portion	3,359,088	–
Captial lease liability, less current portion	12,769	26,438
Deferred rent	–	60,935
Deferred consideration, less current portion	45,000	–
Total other liabilities	3,946,830	87,373

Total liabilities	12,773,196	8,383,053

Commitments and contingencies

Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 9,883,851 and 9,533,851 shares issued and outstanding at September 30, 2020 and 2019, respectively	98,838	95,338
Additional paid-in capital	19,579,684	18,936,130
Accumulated deficit	(13,095,450)	(11,320,169)

Total shareholders' equity	6,583,072	7,711,299

Total liabilities and shareholders' equity	$19,356,268	$16,094,352

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Fiscal Years Ended September 30,
	2020	2019

Revenues, net	$34,478,358	$37,409,030
Cost of sales	27,839,851	30,828,148
Gross profit	6,638,507	6,580,882

Sales and marketing	1,950,704	1,965,230
General and administrative	5,655,186	7,713,035
Goodwill impairment	1,015,000	–

Loss from operations	(1,982,383)	(3,097,383)

Fair value adjustment of earn-out consideration	(350,000)	260,000
Fair value adjustment of deferred cash consideration	16,000	36,000
Interest income	(60,932)	–
Interest expense	174,962	201,004
Other expense, net	3,701	13,805
Loss before income taxes	(1,766,114)	(3,608,192)

Provision for (benefit from) income taxes	9,167	(4,162)

Net loss	$(1,775,281)	$(3,604,030)

Net loss per share:
Basic	$(0.19)	$(0.38)
Diluted	$(0.19)	$(0.38)

Weighted average common shares outstanding:
Basic	9,583,441	9,532,034
Diluted	9,583,441	9,532,034

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